Exhibit 4.4

Form of Second Supplemental Indenture

PRUDENTIAL PLC

AND

CITIBANK, N.A.
as Subordinated Trustee

SECOND SUPPLEMENTAL INDENTURE

DATED AS OF JULY 15, 2005

Supplement to Subordinated Indenture dated as of August 6, 2004
(Subordinated Debt Securities)

6.50% Perpetual Subordinated Capital Securities Exchangeable at the Issuer’s Option into Non-Cumulative Dollar Denominated Preference Shares

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE, dated as of July 15, 2005 by and between Prudential plc, a public limited company duly organized and existing under the laws of England and Wales, and having its principal office at Laurence Pountney Hill, London EC4R 0HH, England, and Citibank, N.A., a national banking association, duly incorporated and existing under the laws of the United States of America and having its Corporate Trust Office at 388 Greenwich Street, New York, New York 10013, United States of America, as Subordinated Trustee (hereinafter called the “Subordinated Trustee”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned thereto in the Subordinated Indenture.

RECITALS

WHEREAS, the Issuer and the Subordinated Trustee have as of August 6, 2004 entered into a Subordinated Indenture (hereinafter called the “Subordinated Indenture”), providing for the issuance by the Issuer from time to time of its subordinated debt securities;

WHEREAS, Section 3.01 of the Subordinated Indenture provides, among other things, that the Issuer and the Subordinated Trustee may establish the form or terms of Securities of any series in one or more indentures supplemental to the Subordinated Indenture, prior to the issuance of Securities of such series;

WHEREAS, the Issuer desires to issue one series of Capital Securities (as defined below) under the Subordinated Indenture, and has duly authorized the creation and issuance of such debt securities and the execution and delivery of this Second Supplemental Indenture to the Subordinated Indenture providing certain additional provisions as hereinafter described;

WHEREAS, the Issuer and the Subordinated Trustee deem it advisable to enter into this Second Supplemental Indenture for the purposes of establishing the terms of such Capital Securities and providing for the rights, obligations and duties of the Subordinated Trustee with respect to such debt securities; and

WHEREAS, all conditions and requirements of the Subordinated Indenture necessary to make this Second Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the mutual premises and agreements herein contained, the Issuer and the Subordinated Trustee covenant and agree, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE ONE

CREATION OF THE SECURITIES

SECTION 1.1.  DESIGNATION OF SERIES.  Pursuant to the terms hereof and Sections 2.01, 3.01 and 3.03 of the Subordinated Indenture, the Issuer hereby creates a series of its perpetual subordinated capital securities designated as the “6.50% Perpetual Subordinated Capital Securities Exchangeable at the Issuer’s Option into Non-Cumulative Dollar Denominated Preference Shares” (the “Capital Securities”), which Capital Securities shall be deemed “Securities” for all purposes under the Subordinated Indenture.

SECTION 1.2.  FORM OF SECURITIES.  The Capital Securities will be issued as one or more global securities in registered form without coupons attached.  Capital Securities, in global or registered form shall be substantially in the form set forth in Exhibit A attached hereto, which is incorporated herein and made part hereof.  The Capital Securities shall bear interest, be payable and have such other terms as are stated in the form of global Capital Security and in the Subordinated Indenture, as supplemented by this Second Supplemental Indenture.

SECTION 1.3.  LIMIT ON AMOUNT OF SERIES.  The Capital Securities shall not exceed $300,000,000 in aggregate principal amount.  The Capital Securities may, upon the execution and delivery of this Second Supplemental Indenture or from time to time thereafter, be executed by the Issuer and delivered to the Subordinated Trustee for authentication, and the Subordinated Trustee shall thereupon authenticate and deliver said Securities to or upon the written order of the Issuer, signed by any two of its directors or by one director and the group secretary of the Issuer.

SECTION 1.4.  CERTIFICATE OF AUTHENTICATION.  The Subordinated Trustee’s certificate of authentication to be borne on the Capital Securities shall be substantially as provided in the form of Capital Security attached hereto as Exhibit A.

SECTION 1.5.  NO SINKING FUND.  The Capital Securities will not be subject to any sinking fund or mandatory redemption.

SECTION 1.6.  ADDITIONAL AMOUNTS.  Section 10.07 (Payment of Additional Amounts) of the Subordinated Indenture shall apply to the Capital Securities.  Whenever this Second Supplemental Indenture refers, in any context, to the payment of the principal of, any interest payments, or any Deferred Interest payments on, or in respect of, any Capital Securities, such reference shall include the payment of Additional Amounts to the extent that, in the context, Additional Amounts are, were or would be payable in accordance with Section 10.07 of the Subordinated Indenture.

SECTION 1.7.  INTEREST; PLACE OF PAYMENT.

(a)  Interest on the Capital Securities will be payable from the date of issue of the Capital Securities and will be calculated on the basis of twelve 30-day months or, in the case of an incomplete month, the actual number of days elapsed, in each case assuming a 360-day year.  Interest on the Capital Securities will be payable quarterly in arrear on March 23, June 23,

September 23 and December 23 of each year (which shall be the Interest Payment Dates for the Capital Securities of this series), at a fixed rate per annum on their outstanding principal amount equal to 6.50%, with the first Interest Payment Date occurring on September 23, 2005.  Interest payable on September 23, 2005 for the first interest period will equal $0.3115 per Capital Security.

(b)  Payments of interest on the Capital Securities will be mandatory on each Compulsory Interest Payment Date.  The Issuer may elect to defer payments of interest on any Interest Payment Date that is an Optional Interest Payment Date.

(c)  In respect of any Interest Payment Date, the Issuer may elect to pay any interest that it does not defer (such non-deferred interest, the “Current Interest”) in accordance with the procedures described below under Article Four (Alternative Coupon Satisfaction Mechanism).  If the Issuer elects to pay Current Interest using the Alternative Coupon Satisfaction Mechanism but the Issuer does not make such payment in full on the applicable Interest Payment Date, interest will accrue on any such unpaid amount from (and including) such Interest Payment Date to (but excluding) the date such unpaid amount is paid, at a rate equal to 6.50% per annum and which interest shall only be payable in accordance with the Alternative Coupon Satisfaction Mechanism.

(d)  Interest and other payments on the Capital Securities will be payable to the Holders of record as they appear on the books and records of the Issuer on the relevant Regular Record Dates.  The “Regular Record Dates” for the Capital Securities will be the fifteenth day, whether or not a Business Day, preceding the relevant Interest Payment Date.

(e)  A Holder is required to notify the Issuer if at any time such Holder owns 10% or more of the Issuer’s voting stock (a “10% Holder”), and the Issuer has the right to suspend interest payments to any such 10% Holder.  Any payments to a 10% Holder so suspended will be deemed satisfied with respect to the Capital Securities of such 10% Holder and may not be subsequently claimed.  Notwithstanding any suspension of payments to a 10% Holder, interest payments made to other Holders generally will be deemed to have been paid in respect of any such suspended payment to a 10% Holder.

(f)  The Place of Payment for the Capital Securities shall be New York City.

SECTION 1.8.  DEFERRED INTEREST.

(a)  Deferred Interest will become payable only on a redemption (as described in Article III below) or an exchange (as described in Article II below) of the Capital Securities or upon a winding up of the Issuer.

(b)  No interest will accrue on Deferred Interest except in the circumstances (and in the manner) set forth in Sections 3.5 and 4.2(d).

(c)  The Issuer may only satisfy its obligation to pay Deferred Interest in accordance with the Alternative Coupon Satisfaction Mechanism described in Article Four except in the case of a winding up of the Issuer in which case any Deferred Interest will be payable by the liquidator in the same manner and with the same ranking as the principal on the related Capital Securities.

SECTION 1.9.  DIVIDEND AND CAPITAL RESTRICTION.

(a)  Following an Optional Interest Payment Date on which the Issuer does not make payment in full of all interest payments to be paid on the Capital Securities on such date, or any Interest Payment Date on which interest is not paid because the Solvency Condition is not met, or any Interest Payment Date on which the Issuer does not make a payment of interest because the Issuer is prohibited from doing so under the terms of any Parity Security, the Issuer will not, and the Issuer will not permit any entity that the Issuer controls, directly or indirectly, (a) to declare or pay a dividend or distribution or make any other payment on any Parity Securities or Junior Securities (other than (i) a final dividend declared by the Issuer with respect to the Ordinary Shares prior to the date that the decision to defer such interest payment is made or (ii) a payment made by one of the Issuer’s wholly-owned subsidiaries to another wholly-owned subsidiary or directly to the Issuer), or (b) to redeem, purchase or otherwise acquire any Parity Securities or Junior Securities, in each case unless or until the interest otherwise due and payable on the next succeeding Interest Payment Date (but excluding Deferred Interest, if any) on the Capital Securities is duly set aside and provided for or is paid in full.

(b)  Following a Redemption Date or Event Date on which the Issuer is unable to issue sufficient Ordinary Shares to make payment in full of all Deferred Interest to be paid on such date, as set forth in Article Four (Alternative Coupon Satisfaction Mechanism), the Issuer will not, and will not permit any entity that the Issuer controls, directly or indirectly, (a) to declare or pay a dividend or distribution or make any other payment on any Parity Securities or Junior Securities (other than a final dividend declared by the Issuer with respect to the Ordinary Shares prior to such Redemption Date or Event Date or a payment made by one of the Issuer’s wholly-owned subsidiaries to another wholly-owned subsidiary or directly to the Issuer), or (b) to redeem, purchase or otherwise acquire any Parity Securities or Junior Securities, in each case until such corporate authorizations as are required to issue the necessary Ordinary Shares are obtained and all Deferred Interest to be satisfied has been duly set aside or provided for or paid in full.

(c)  The restrictions set forth in Sections 1.9(a) and 1.9(b) do not apply to payments the Issuer makes to policyholders or other customers, or transfers to or from the Issuer’s fund for future appropriations, in each case in the ordinary course of business consistent with past practice.

(d)  For the purposes of the provisions set forth in this Section 1.9, the payment (or declaration of payment) of a dividend or distribution on Junior Securities or Parity Securities shall be deemed to include the making of any interest, coupon or dividend payment (or payment under any guarantee in respect thereof) and the redemption, purchase or other acquisition of such securities (save where the funds used to redeem, purchase or acquire those securities are derived from an issue of Junior Securities or Parity Securities (i) made at any time within the six-month period prior to the time of such redemption, purchase or acquisition, and (ii) with the same or junior ranking on a return of assets on a winding up or in respect of a distribution or payment of interest, coupons or dividends and/or any other amounts thereunder to those securities being redeemed, purchased or acquired).  The Subordinated Trustee shall be entitled to rely on a certificate signed by two of the Issuer’s directors as to whether the redemption, purchase or acquisition falls within the exception set out above and, if the Subordinated Trustee does so rely, such certificate shall, in the absence of clear error, be conclusive and binding on the Issuer and the Holders.

SECTION 1.10.  SUBORDINATION.

(a)  (i) The Capital Securities will constitute the Issuer’s unsecured, subordinated obligations and will rank equally and ratably without any preference among themselves.  The rights and claims of the Holders are subordinated to Senior Creditors, including the claims of any subordinated debt security holders or the claims of holders of any other series of debt securities not expressed to rank equally with or junior to the Capital Securities.  The Capital Securities shall rank pari passu as to return of assets on a winding up with any Preference Shares.

(ii)

The following are Senior Creditors in respect of the Capital Securities:

(A)

any creditors who are unsubordinated creditors with claims admitted in the event of the Issuer’s winding up;

(B)

any creditors having claims in respect of liabilities that are, or are expressed to be, subordinated, whether only in the event of a winding up or otherwise, to the claims of the Issuer’s unsubordinated creditors but not further or otherwise;

(C)

any creditor who is a Holder of securities issued under the Subordinated Indenture other than the Capital Securities except those that rank, or are expressed to rank equally with or junior to the Capital Securities; and

(D)

all other creditors having claims, including other such creditors holding subordinated debt securities, except those that rank, or are expressed to rank, equally with (including holders of Parity Securities) or junior to (including holders of Junior Securities) the claims of any Holder.

(b)  On winding-up of the Issuer, no amount will be payable on the Capital Securities until all claims of the Issuer’s Senior Creditors admitted in such winding up have been satisfied in full.  Upon a winding up of the Issuer (except in the case of a solvent winding up solely for the purpose of a reconstruction or amalgamation or substitution in the Issuer’s place of a successor in business in each case where the Capital Securities remain outstanding and are assumed by such successor in business, in which event all claims for principal, interest and Deferred Interest, if any, shall remain outstanding or on such other terms as may be approved in writing by the Holders of not less than 75% in aggregate principal amount of Outstanding Capital Securities), the amount payable with respect to the Capital Securities will be determined by calculating the amount, if any, that would have been payable in respect thereof as if on the day prior to the commencement of the winding up and thereafter, the Holders were the holders of preference shares in the Issuer’s capital having a preferential right to a return of assets in the winding up over the holders of the Ordinary Shares (but pari passu with the holders of the Issuer’s most senior ranking class of issued preference shares if any, except to the extent such preference shares represent claims of Senior Creditors) assuming that such preference shares were entitled (to the exclusion of all other rights or privileges) to receive as a return of capital in such winding up an amount equal to the principal amount of the Capital Securities then outstanding and all interest accrued and unpaid, including Deferred Interest.

(c)  For so long as any Capital Securities remain outstanding, the Issuer will not issue any preference shares or any other non-cumulative perpetual instruments (including cumulative perpetual instruments where coupon payments may be satisfied through a mechanism similar to the Alternative Coupon Satisfaction Mechanism) of a kind capable of counting as cover for the minimum or notional amount of solvency or minimum capital or capital ratios pursuant to the Capital Regulations, if such instruments would rank senior to the Capital Securities or give any guarantee or support undertaking in respect of any such qualifying instruments ranking senior to the Capital Securities, unless the Issuer alters the terms of the Capital Securities such that the Capital Securities rank equally with any such preference shares, such other qualifying instruments, or such guarantee or support undertaking.

SECTION 1.11.  SOLVENCY CONDITION.

(a)  Except in a winding up, or if the Financial Services Authority has indicated that it has no objection to such payment, all payments on the Capital Securities will be conditional upon the Issuer satisfying the Solvency Condition at the time of and immediately after any such payment, and the Issuer will not make any payment and any such payment shall not be payable in respect of the Capital Securities and neither the Issuer nor any of the Issuer’s Subsidiaries, as applicable, may redeem or repurchase any of the Capital Securities unless the Issuer will satisfy the Solvency Condition both at the time of and immediately after any such payment, redemption or repurchase.

(b)  A report as to the Issuer’s compliance with the Solvency Condition by two of the Issuer’s directors or, the Issuer’s auditors or, if the Issuer is in a winding up in England and Wales, the Issuer’s liquidator shall in the absence of proven or manifest error be treated and accepted by the Issuer, the Subordinated Trustee and any Holder as correct and sufficient evidence thereof.  If the Issuer fails to make any interest payment as a result of failure to satisfy the Solvency Condition or on a Payment Event, that payment will constitute Deferred Interest and will accumulate with any other Deferred Interest until paid.

(c)  If the Solvency Condition is not satisfied, the amount of any payments which would otherwise have been payable in respect of the Capital Securities but are not paid by reason of the Solvency Condition will be available to meet the Issuer’s losses.

SECTION 1.12.  DEFINITIONS.

(a)  Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned thereto in the Subordinated Indenture.

(b)  Solely for purposes of this Second Supplemental Indenture and the Capital Securities, the following definitions are hereby amended in their entirety to read as follows:

“Alternative Coupon Satisfaction Mechanism” means the procedures by which any Deferred Interest or Current Interest is satisfied on a Redemption Date, Event Date or Interest Payment Date, as the case may be, as described in Section 4.1.

“Capital Adequacy Condition” means that:

(i)            in relation to Prudential Assurance, the ratio of its Regulatory Assets to its Regulatory Capital Requirement is at least 125%; or

(ii)           if there is a Regulatory Capital Requirement applicable to the Issuer either directly or in relation to the Issuer and its subsidiaries as a group, the Issuer exceeds such Regulatory Capital Requirement by a factor of at least 25% of such Regulatory Capital Requirement; or

(iii)          if there is no Regulatory Capital Requirement applicable to the Issuer, the Issuer’s total Assets exceeds the Issuer’s total Liabilities, other than liabilities to persons that are not Senior Creditors, by at least 125% of such percentage specified by the Financial Services Authority as the Regulatory Capital Requirement.

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme.

“Current Interest” has the meaning set forth in Section 1.7(c).

“DTC” means The Depository Trust Company.

“Definitive Suspension” has the meaning set forth in Section 4.3(b).

“dividend payment date” has the meaning set forth in Section 5.2(a).

“Eligible Company” means a company incorporated in a country which is a member of the Organisation for Economic Co-operation and Development and incorporated by the Issuer or on behalf of the Issuer whose Ordinary Shares are listed (i) on the official list of the United Kingdom Listing Authority in its capacity as competent authority under the FSMA and are admitted to trading on the market for listed securities of the London Stock Exchange plc or (ii) on such other internationally recognized stock exchange as the Subordinated Trustee may approve.

“Euroclear” means Euroclear Bank S.A./N.V.

“Event Date” has the meaning set forth in Section 2.1(b).

“FSMA” means the Financial Services and Markets Act 2000 of the United Kingdom.

“Group” means Prudential plc and its Subsidiaries.

“Holding Company Shares” means Ordinary Shares of the New Holding Company.

“Interest Payment Date” means each date on which interest payments on the Capital Securities will be payable quarterly in arrear on March 23, June 23, September 23 and December 23 of each year, beginning on September 23, 2005.

“Junior Securities” means, with respect to the Capital Securities, the ordinary shares of the Issuer or any other securities issued by either the Issuer or one of it Subsidiaries benefiting from a guarantee or support agreement, which rank, as regards to distributions on a return of assets on a winding up of the Issuer or in respect of distributions or payment of dividends or any other payments thereon, after such Capital Securities and Preference Shares.

“New Holding Company” means an Eligible Company that becomes the ultimate holding company for the Issuer group following Permitted Restructuring.

“Optional Interest Payment Date” means any Interest Payment Date where the Issuer determines, at the Issuer’s sole discretion, on or after the 20th Business Day, but not later than the fifth Business Day prior to such Interest Payment Date, that either the Capital Adequacy Condition will not be met on such date or the Issuer or any of its EEA Insurance Subsidiaries is not in compliance with, or that the payment of interest on such Interest Payment Date would cause the Issuer or any of its EEA Insurance Subsidiaries to breach, any Capital Regulations.

“Ordinary Shares” means the ordinary shares of the Issuer, having at the date hereof, a par value of 5 pence each.

“Parity Securities” means the Issuer’s perpetual capital instruments (including the Capital Securities), preferred or preference shares (including the Preference Shares) or other securities issued directly or indirectly by the Issuer or issued by a Subsidiary of the Issuer and benefiting from a guarantee or support agreement ranking pari passu with the Capital Securities as to participation in the Issuer’s assets in the event of the Issuer’s winding up.

“Paying Agent” means the Subordinated Trustee in respect of the Capital Securities and Lloyds TSB Registrars in respect of the Preference Shares.

“Permitted Restructuring” means the completion of (i) an offer made by or on behalf of, an Eligible Company to all (or as nearly as may be practicable all) of the shareholders of the Issuer (or, if the Issuer is not then the Ultimate Owner, to the shareholders of the then Ultimate Owner to acquire the whole (or as nearly as may be practicable the whole) of issued ordinary share capital, of the Issuer (or, if the Issuer is not then the Ultimate Owner, the then Ultimate Owner’s issued ordinary share capital) other than those Ordinary Shares already held by or on behalf of such Eligible Company or (ii) a reorganization or restructuring whether by way of a scheme of arrangement or otherwise pursuant to which an Eligible Company acquires all (or as nearly as may be practicable all) of the issued ordinary share capital of the Issuer (or, if the Issuer is not the then Ultimate Owner, the then Ultimate Owner’s issued share capital) other than those Ordinary Shares already held by such Eligible Company or pursuant to which all (or nearly as may be practicable all) of the issued ordinary share capital of the Issuer (or, if the Issuer is not then the Ultimate Owner, the then Ultimate Owner’s issued share capital) not held by the New Holding Company is cancelled.

“Permitted Restructuring Arrangement” means an arrangement whereby the following conditions are satisfied (i) the execution of a supplemental indenture to the Subordinated Indenture and/or such other documentation as may be necessary to ensure that the Alternative Coupon Satisfaction Mechanism, the Subordinated Indenture and certain other agreements operate so that the Issuer’s Ordinary Shares may be exchanged for Holding Company Shares in such a manner that ensures that upon sale of such Holding Company Shares the holder of each security then outstanding will receive, in the event of a payment to be satisfied pursuant to the Alternative Coupon Satisfaction

Mechanism, an amount not less than that which would have been receivable had such a Permitted Restructuring not taken place and (ii) the Subordinated Trustee is satisfied that the credit ratings that would be assigned to the Capital Securities by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and by Moody’s Investors Service, Inc., following any such Permitted Restructuring, shall not be less than those assigned to the Capital Securities immediately prior to such Permitted Restructuring taking place.

“Preference Share Redemption Date” has the meaning set forth in Section 5.5(a).

“Preference Shares” means the Non-Cumulative Dollar Denominated Preference Shares to be issued upon exchange of the Capital Securities, if any, in accordance with Article Fourteen (Conversion or Exchange of Securities) of the Subordinated Indenture and Article Two (Exchange of Capital Securities) of this Second Supplemental Indenture.

“Prudential Assurance” means the Prudential Assurance Company Limited, the Issuer’s wholly-owned subsidiary.

“Redemption Date” has the meaning set forth in Section 3.7 (Redemption Procedures).

“Redemption Price” has the meaning set forth in Section 5.5(b).

“Regular Record Date” has the meaning set forth in Section 1.7(d).

“Regulatory Assets” means the assets eligible to satisfy a Regulatory Capital Requirement.

“Regulatory Capital Requirement” means any minimum or notional margin of solvency or minimum regulatory capital or capital ratios required for insurance companies or insurance holding companies or financial groups by the Financial Services Authority.

“Regulatory Event”, with respect to the Capital Securities, shall be deemed to have occurred if (a) the Capital Securities would not be of a kind capable of counting as cover for the minimum or notional margin of solvency or minimum capital or capital ratios required of the Issuer or the Group by any Regulatory Capital Requirement as a result of any change to the Capital Regulations or the application or official interpretation thereof at any relevant time; (b) if, at any time, the Issuer or the Group is required under any Regulatory Capital Requirement to have Tier 1 Capital, the Capital Securities would no longer be of a kind eligible to qualify for inclusion in the Tier 1 Capital of the Issuer on a solo and/or consolidated basis as a result of any change to the Capital Regulations or the application or official interpretation thereof at any relevant time; or (c) if, at any time, the Issuer or the Group is required under any Regulatory Capital Requirement to have Tier 1 Capital and the Issuer would be entitled to substitute the Capital Securities with Preference Shares, such Preference Shares would no longer be of a kind eligible to qualify for inclusion in the Tier 1 Capital of the Issuer on a solo and/or consolidated basis as a result of any change to the Capital Regulations or the application or official interpretation thereof at any relevant time.

“Regulatory Liabilities” means the liabilities taken into account for the purposes of the Regulatory Capital Requirement.

“Securities Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Senior Creditors” has the meaning set forth in Section 1.10.

“Solvency Condition” means that, at and immediately after the relevant time, the Issuer is solvent by virtue of, (a) it being able to pay its debts to its Senior Creditors as they fall due and (b) its total Assets exceeding its total Liabilities other that Liabilities to persons that are not Senior Creditors by at least 4% or such other percentage specified by the Financial Services Authority from time to time as the Regulatory Capital Requirement.

“Subsidiary” means a subsidiary undertaking, within the meaning of Section 258 of the Companies Act 1985 of Great Britain.

“Tax Call Event” refers to the occurrence of the circumstances described in clause (i) of the definition of Tax Event or in clauses (ii) or (iii) of such definition either (a) following the giving of notice to the Financial Services Authority of the Issuer’s proposal to convert the Capital Securities into another series of capital securities constituting undated cumulative subordinated notes and the Financial Services Authority objecting to such proposal or (b) if the Issuer determines that a Tax Event applies, or would apply, to such undated cumulative subordinated notes.

“Tier 1 Capital” has the meaning given to that term from time to time by the Financial Services Authority.

“Ultimate Owner” has the meaning set forth in Section 4.3(a).

ARTICLE TWO

EXCHANGE OF CAPITAL SECURITIES

SECTION 2.1.  APPLICABILITY OF EXCHANGE PROVISIONS.

(a)  Pursuant to Section 3.01(26) of the Subordinated Indenture, the Capital Securities are exchangeable, at the Issuer’s option, in whole or in part, into Preference Shares, in accordance with the provisions of, and pursuant to, Article Fourteen (Conversion or Exchange of Securities) of the Subordinated Indenture, as supplemented hereby.

(b)  In accordance with the provisions of, and pursuant to, Article Fourteen (Conversion or Exchange of Securities) of the Subordinated Indenture, the Capital Securities may be exchanged, at the Issuer’s option and in the Issuer’s sole discretion and upon not less than 30 nor more than 60 days’ notice (any such date so designated, an “Event Date”), into Preferences Shares (i) in whole or in part on any Interest Payment Date falling on or after March 23, 2011, or; (ii) in whole (but not in part) on any Interest Payment Date upon the occurrence of a Regulatory Event or Tax Event, subject to the Solvency Condition being met.  The Issuer shall give the

Subordinated Trustee at least 45 days prior written notice of any Event Date (unless a shorter period shall be satisfactory to the Subordinated Trustee).

(c)  The Issuer will not exchange any Capital Securities for Preference Shares unless:

(i)            there is no accrued but unpaid interest on such Capital Securities;

(ii)           any Deferred Interest related to such Capital Securities has been paid in accordance with the Alternative Coupon Satisfaction Mechanism;

(iii)          no Capital Security Default, Payment Event or Event of Default has occurred and is continuing;

(iv)          the Issuer has a sufficient number of authorized but unissued Preference Shares immediately prior to the exchange;

(v)           the Issuer’s directors have all the necessary authority under English law to allot and issue the Preference Shares arising on exchange; and

(vi)          the Issuer complies with all other requirements set forth in Article Fourteen (Conversion or Exchange of Securities) of the Subordinated Indenture.

(d)  A notice of exchange of Capital Securities for Preference Shares will specify:

(i)            the Event Date;

(ii)           that on the Event Date, the Capital Securities to be exchanged will cease to exist for any purpose on or after such Event Date;

(iii)          if less than all of the Capital Securities are being exchanged, the Capital Securities to be exchanged;

(iv)          the place or places where the Capital Securities are to be exchanged;

(v)           the form in which the Issuer will issue the Preference Shares;

(vi)          whether there is any Deferred Interest outstanding on the Capital Securities and, if so, the amount of such Deferred Interest; and

(vii)         all other information required by Section 14.03 (Notice of Conversion or Exchange) of the Subordinated Indenture.

(e)  If the Issuer exchanges the Capital Securities in part only, the Issuer must do so in an aggregate principal amount of at least $100 million (or multiples of $50 million above

$100 million), and no partial exchange or conversion may leave less than $100 million aggregate principal amount of Capital Securities outstanding.  The Capital Securities to be exchanged in any partial exchange will be selected in a manner deemed fair and appropriate by the Subordinated Trustee; provided, that if on the Event Date such Capital Securities are registered as a Global Security, the Depositary shall determine, in accordance with its procedures, the principal amount of such Capital Securities held by each beneficial owner of the Capital Security to be exchanged.

(f)  Except as otherwise indicated to the Issuer by the Financial Services Authority, the Issuer may not exchange the Capital Securities for Preference Shares upon the occurrence of a Regulatory Event or Tax Event or otherwise on or after March 23, 2011 unless the Issuer has given at least six months’ notice to the Financial Services Authority and the Financial Services Authority has issued a statement of no objections prior to the applicable Event Date, and exchange may only be effected if on, and immediately following, the Event Date the Issuer is in compliance with any applicable regulatory capital requirements or capital ratios required to be maintained for insurance companies, parent companies in insurance groups or financial groups generally by the Financial Services Authority.

(g)  Upon exchange, the Issuer shall pay any Deferred Interest outstanding on the Capital Securities being exchanged; but only in accordance with Article Four (Alternative Coupon Satisfaction Mechanism).

(h)  If the Issuer elects to exchange some or all of the Capital Securities, it will effect an exchange by redeeming the Capital Securities being exchanged for their principal amount and immediately applying such redemption proceeds to subscribe for the applicable number of Preference Shares being issued to the Holders.

(i)  Holders will be deemed on purchase of the Capital Securities to have irrevocably authorized and instructed the Issuer immediately to apply the redemption amounts payable in connection with an exchange of the Capital Securities in satisfaction in cash of the applicable subscription amount of the Preference Shares being issued upon such exchange.  Accordingly, the redemption of Capital Securities and subscription for and issuance of the Preference Shares will constitute a single transaction initiated and effected solely at the Issuer’s option.

As a consequence of the exchange provisions described above, Holders of Capital Securities being exchanged will not be entitled under any circumstances to the redemption amounts payable in connection with the exchange as described above.  Such Holders will receive only the Preference Shares the Issuer issues on the Event Date in respect of which the redemption amounts will have been applied.

(j)  Prior to the exchange of any Capital Securities for Preference Shares, the Issuer shall be required to deliver to the Subordinated Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent to such exchange have been complied with in accordance with the terms of the Capital Securities, and the Subordinated Indenture, as supplemented hereby.

SECTION 2.2.  EXCHANGE RATE.  Upon an exchange, each Capital Security of $25 principal amount will be exchanged for one Preference Share with a liquidation preference of $25.

ARTICLE THREE

REDEMPTION

SECTION 3.1.  GENERAL.

(a)  The Capital Securities are perpetual securities and have no maturity date.  The Capital Securities are not redeemable at the option of the Holders at any time.

(b)  Except as otherwise indicated to the Issuer by the Financial Services Authority, the Issuer may not redeem the Capital Securities as described under this Article Three unless it has given at least six months’ prior notice to the Financial Services Authority and the Financial Services Authority has issued a statement of no objections prior to the applicable Redemption Date, and redemption may only be effected if on, and immediately following, the relevant Redemption Date the Issuer is in compliance with any applicable regulatory capital requirements or capital ratios required to be maintained for insurance companies, parent companies in insurance groups or financial groups generally by the Financial Services Authority.  The Issuer shall give the Subordinated Trustee at least 45 days prior written notice of any Redemption Date (unless a shorter period shall be satisfactory to the Subordinated Trustee).

SECTION 3.2.  OPTIONAL REDEMPTION.

(a)  The Issuer may redeem the Capital Securities in whole or in part, at its option, on any Interest Payment Date falling on or after September 23, 2010, subject to the Solvency Condition being met.

(b)  Capital Securities to be redeemed will be drawn for redemption at such place and individually, by lot or otherwise in a manner as may be approved by the Subordinated Trustee; provided, that if at the time of redemption such Capital Securities are registered as a Global Security, the Depositary shall determine, in accordance with its procedures, the principal amount of such Capital Securities held by each beneficial owner of the Capital Security to be exchanged.  The Issuer is permitted to satisfy its obligation to pay any Deferred Interest due upon a redemption only in accordance with Article Four (Alternative Coupon Satisfaction Mechanism).

SECTION 3.3.  TAX CALL EVENT REDEMPTION AND TAX EVENT CONVERSION.

(a)  The Issuer may redeem the Capital Securities in whole (but not in part), at any time upon the occurrence of a Tax Call Event subject to the Solvency Condition being met.

(b)  Upon the occurrence of a Tax Event, the Issuer may at its sole discretion, subject in each case to compliance with applicable regulatory requirements, including those described in Section 3.1(b), at any time convert the Capital Securities in whole (but not in part) into another series of capital securities constituting undated cumulative subordinated notes, having the same material terms as the Capital Securities (and such other terms as may be set forth in a resolution of the board of directors of the Issuer on or prior to such conversion); except that such undated cumulative subordinated notes will:

(i)            be a perpetual capital security issued by the Issuer with cumulative interest payments,

(ii)           rank pari passu with any other undated cumulative subordinated notes issued by us,

(iii)          following conversion be redeemable upon any Tax Event or Regulatory Event as modified as necessary to be applicable to a class of undated cumulative subordinated notes; and

(iv)          not be subject to the Alternative Coupon Satisfaction Mechanism.  Any Deferred Interest outstanding at the time of conversion will be carried over and become outstanding missed cumulative interest payments for purposes of the undated cumulative subordinated notes.

Upon any such conversion to undated cumulative subordinated notes, the Issuer shall convert each Outstanding Capital Security into an undated cumulative subordinated note with a principal amount equal to that of the applicable Capital Security so converted.

If, following a Tax Event set out in clause (ii) or (iii) of the definition of Tax Event, the Issuer gives notice to the Financial Services Authority of, and the Financial Services Authority objects to, the Issuer’s proposal to convert the Capital Securities into another series of capital securities constituting undated cumulative subordinated notes, then the Tax Event giving rise to such proposal will become a Tax Call Event.

(c)  Prior to the redemption or conversion of any series of Capital Securities following the occurrence of a Tax Event, the Issuer shall, before giving a notice of redemption or conversion, deliver to the Subordinated Trustee an Officers’ Certificate stating that all conditions precedent to such redemption or conversion have been complied with and an Opinion of Counsel concluding that in the opinion of such counsel a Tax Event has occurred and the Issuer is entitled to exercise its right of redemption or conversion in accordance with the terms of the Capital Securities.

SECTION 3.4.  REGULATORY EVENT REDEMPTION.

(a)  The Issuer may redeem the Capital Securities in whole (but not in part), at any time upon the occurrence of a Regulatory Event, subject to the Solvency Condition being met and subject to the Issuer’s compliance with the regulatory requirements described in Section 3.1(b).

(b)  Prior to the redemption of any series of Capital Securities upon the occurrence of a Regulatory Event, the Issuer shall be required, before giving a notice of redemption, to deliver to the Subordinated Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent to such redemption have been complied with in accordance with the terms of the Capital Securities.

SECTION 3.5.  POSTPONEMENT OF REDEMPTION DATE.

(a)  If, following the giving of a notice of redemption with respect to a Redemption Date on which any payments of Deferred Interest are due to be satisfied, a Market Disruption Event occurs, or the Issuer is otherwise not able to raise sufficient funds through the Alternative Coupon Satisfaction Mechanism to satisfy the payment of all Deferred Interest payable on such Redemption Date, the Issuer will be required to postpone the Redemption Date.

In such event, the Capital Securities will continue to accrue and pay interest in accordance with their terms and such postponement will not constitute a Capital Security Default.

(b)  A determination to postpone the Redemption Date will be made not later than the Business Day prior to the initially scheduled Redemption Date, and notice thereof will be given to Holders.  Notice of a new Redemption Date will be given to Holders not less than 30 nor more than 60 days prior to the newly selected Redemption Date.

(c)  Following the postponement of a Redemption Date, interest will accrue on outstanding Deferred Interest that would otherwise have been satisfied on such initially scheduled Redemption Date from (and including) such initial Redemption Date to (but excluding) the date such Deferred Interest is paid, at a rate of 6.50% per annum; provided, that interest on such outstanding Deferred Interest may only be paid in accordance with the Alternative Coupon Satisfaction Mechanism.

SECTION 3.6.  MARKET DISRUPTION EVENT.  If a Market Disruption Event exists during the 14 Business Days preceding any Redemption Date, the related payment of Deferred Interest and the Redemption Date may be deferred by the Issuer until such Market Disruption Event no longer exists.  A postponement of a Redemption Date resulting from a market Disruption Event will not constitute a Capital Security Default; provided that if any Deferred Interest has not been paid, or an amount set aside for payment, within 14 days after the date on which any such Market Disruption Event is no longer continuing, such failure will, subject to, and in accordance with, Section 5.03(b)(2) of the Subordinated Indenture, constitute a Capital Security Default.  If a Market Disruption Event occurs, interest will accrue on such Deferred Interest from (and including) the initial Redemption Date to (but excluding) the date such Deferred Interest is paid at a rate of 6.50% per annum; provided, that interest on such Deferred Interest shall be payable only in accordance with Article Four (Alternative Coupon Satisfaction Mechanism).

SECTION 3.7.  REDEMPTION PROCEDURES.  (a)  Any redemption may be made on not less than 30 nor more than 60 days’ notice to the Holders, at a redemption price equal to the outstanding principal amount of the Capital Securities together with accrued interest (including any interest not paid on a Compulsory Interest Payment Date) to the date fixed for redemption (referred to as the ‘‘Redemption Date’’) and the aggregate amount of any Deferred Interest (which Deferred Interest may only be paid by the Issuer in accordance with the procedures set forth in Article Four (Alternative Coupon Satisfaction Mechanism)).  The Issuer shall give the Subordinated Trustee at least 45 days prior written notice of any Redemption Date (unless a shorter period shall be satisfactory to the Subordinated Trustee).

(b)  In addition to, or in place of, the Financial Services Authority requirements described in Section 3.1(b), the Financial Services Authority may impose conditions on any such redemption or purchase at the time.  Any notice of redemption will be irrevocable, subject to the postponement requirements set out above under Section 3.5 (Postponement of Redemption Date).  If the redemption price in respect of the Capital Securities is improperly withheld or refused and is not paid by the Issuer, interest on the outstanding principal amount of such Capital Securities will continue to be payable until the redemption price is actually paid.

ARTICLE FOUR

ALTERNATIVE COUPON SATISFACTION MECHANISM

SECTION 4.1.  MECHANISM.  (a)  The Issuer is permitted to satisfy its obligation to pay any Deferred Interest on redemption (as described in Article Three (Redemption)) or exchange (as described in Article Two (Exchange of Capital Securities)) only in accordance with the procedures described in clause (c) below which is hereinafter referred to as the “Alternative Coupon Satisfaction Mechanism”.

(b)  Additionally, on any Compulsory Interest Payment Date or Optional Interest Payment Date on which the Issuer elects to pay and not defer interest then payable, the Issuer at its option may elect to pay such Current Interest in accordance with the procedures described in clause (c) below.

(c)  The Issuer’s obligation or election to pay in accordance with the Alternative Coupon Satisfaction Mechanism will be satisfied as follows:

(i)            not later than 14 Business Days prior to the Redemption Date, Event Date or Interest Payment Date, as the case may be, the Calculation Agent shall determine the number of the Ordinary Shares which, in its judgment, have an aggregate fair market value of not less than the aggregate amount of Deferred Interest or Current Interest, as the case may be (after conversion from pounds sterling into U.S. dollars and after the Issuer pays any taxes, duties, costs and expenses payable by the Issuer in and associated with the issue, and placement by the Calculation Agent, of the Ordinary Shares);

(ii)           no later than ten Business Days prior to the Redemption Date, Event Date or Interest Payment Date, as the case may be, the Calculation Agent, or an appointed intermediary, shall place such number of Ordinary Shares in the market;

(iii)          no later than the close of business on the seventh Business Day prior to the Redemption Date, Event Date or Interest Payment Date, as the case may be, the Calculation Agent shall notify the Issuer of the number of the Ordinary Shares for which it has found purchasers;

(iv)          as soon thereafter as reasonably practicable but not later than the sixth Business Day prior to the Redemption Date, Event Date or Interest Payment Date, as the case may be, the Issuer shall, subject to having necessary corporate authorizations in place, issue and allot such Ordinary Shares to the purchasers who have agreed to purchase them;

(v)           if, after the operation of the above procedures there would, in the opinion of the Calculation Agent, be a shortfall of proceeds towards the satisfaction of the aggregate amount of Deferred

Interest or Current Interest, payable on the Redemption Date, Event Date or Interest Payment Date, as the case may be, the Calculation Agent shall use its reasonable endeavors to find purchasers for further Ordinary Shares and the Issuer shall, subject to having the necessary corporate authorizations in place, issue and allot such further Ordinary Shares to the purchasers who have agreed to purchase them in accordance with these provisions to try to ensure that a sum (after conversion into U.S. dollars and after the Issuer pays any taxes, duties, costs and expenses payable by the Issuer and associated with the issue of the shares) at least equal to the aggregate amount of Deferred Interest or Current Interest is available on the Business Day prior to the Redemption Date, Event Date or Interest Payment Date, as the case may be, to make the Deferred Interest payments or Current Interest payments, as the case may be, in full on the Redemption Date, Event Date or Interest Payment Date, as the case may be; provided that if, despite the operation of the aforementioned provisions, such a shortfall exists on the Business Day preceding the Redemption Date, Event Date or Interest Payment Date, as the case may be, the Issuer may, subject to having the necessary corporate authorizations in place, continue to issue and allot Ordinary Shares until the Subordinated Trustee (or any paying agent) shall have received funds on the Issuer’s behalf equal to the full amount of such shortfall and provided further that no Deferred Interest payment or Current Interest payment, as the case may be, shall be made to a Holder and, in the case of payment of Deferred Interest on redemption, no security shall be redeemed until such time as the Issuer is able to pay a sum at least equal to the aggregate amount of Deferred Interest or Current Interest, as the case may be, in full in accordance with this Alternative Coupon Satisfaction Mechanism on the Redemption Date, Event Date or Interest Payment Date, as the case may be, and, for the avoidance of doubt, the Redemption Date as set out in the redemption notice or Event Date as set out in the exchange notice or Interest Payment Date, as the case may be, shall be deferred until the date the payment of Deferred Interest or, Current Interest, as the case may be, can be so made in full;

(vi)          the Issuer will transfer or arrange for the transfer of the issue proceeds raised from the operation of the provisions set forth above (or such amount of issue proceeds as is necessary after conversion into U.S. dollars), to satisfy the aggregate amount of Deferred Interest or Current Interest, as the case may be, to the Subordinated Trustee (or any paying agent) on the Business Day preceding the Redemption Date, Event Date or Interest Payment Date, as the case may be, for payment by the Subordinated Trustee (or any paying agent), on the Redemption Date, Event Date or Interest Payment Date, as the case may be, towards the satisfaction on the Issuer’s behalf of the aggregate amount of Deferred Interest or Current Interest, as the case may be; and

(vii)         if, pursuant to this Alternative Coupon Satisfaction Mechanism, proceeds are raised in excess of the amount required to pay the applicable Deferred Interest or Current Interest, as the case may be, plus the claims for the fees, costs and expenses to be borne by the Issuer in connection with using the Alternative Coupon Satisfaction Mechanism, any remaining proceeds shall be paid to the Issuer.

If the Issuer is required to make payment of any Deferred Interest in accordance with the Alternative Coupon Satisfaction Mechanism, or elects to make payment of Current Interest in such manner, the proceeds from the sale of Ordinary Shares pursuant to the Alternative Coupon Satisfaction Mechanism will be paid to Holders by the Subordinated Trustee or any paying agent in respect of the relevant Deferred Interest or Current Interest, as the case may be.

SECTION 4.2.  CERTAIN CONDITIONS; SUFFICIENCY AND AVAILABILITY OF ORDINARY SHARES.

(a)  The Issuer’s ability to use the Alternative Coupon Satisfaction Mechanism to satisfy the Issuer’s payment of Deferred Interest on the Capital Securities on a Redemption Date or Event Date or Current Interest on an Interest Payment Date is subject to the following conditions:

(i)            the procedure will only be activated if (A) the Issuer has given a redemption notice or exchange notice and at that time there are Deferred Interest payments to be satisfied, or (B) the Issuer elects to make a Current Interest payment in such manner;

(ii)           the Issuer will not be required to issue or sell any Ordinary Shares, or cause them to be sold, at a price below the nominal value of the Ordinary Shares, which is currently five pence per share;

(iii)          the Issuer must have a sufficient number of authorized but unissued Ordinary Shares at the Redemption Date, Event Date or Interest Payment Date, as the case may be; and

(iv)          the Issuer’s directors must have all the necessary authority under English law to allot and issue a sufficient number of Ordinary Shares at the Redemption Date, Event Date or Interest Payment Date, as the case may be.

(b)  For so long as any Capital Securities remain outstanding, the Issuer will review its Ordinary Share price and the relevant exchange rates prior to each annual meeting of the Issuer’s shareholders.  If the Issuer determines as the result of any such review that it does not have a sufficient number of authorized but unissued Ordinary Shares to permit it to issue at that date a number of Ordinary Shares equal to the amount of Deferred Interest if any, outstanding together with scheduled interest payments for the next 12 months on the Capital Securities, and/or if the Issuer’s directors do not have the necessary authority to allot and issue such number of

Ordinary Shares, then at such annual meeting of the Issuer’s shareholders, the Issuer will propose resolutions to increase the number of authorized but unissued Ordinary Shares and the directors’ authority to allot and issue Ordinary Shares to the level that would enable the Issuer to issue at that date a sufficient number of Ordinary Shares to enable payment of Deferred Interest, if any, outstanding together with scheduled interest payments for the next 12 months on the Capital Securities pursuant to the Alternative Coupon Satisfaction Mechanism.

(c)  The Issuer may not redeem any Capital Securities unless all accrued but unpaid interest and other payments thereon and the aggregate amount of Deferred Interest payments, if any, are satisfied at the same time.  In the event that the Issuer does not have a sufficient number of Ordinary Shares available, and authorized to be issued and allotted, to implement the Alternative Coupon Satisfaction Mechanism, then the Redemption Date shall be deferred until such time as the Issuer has available, and authorized to be issued and allotted, sufficient Ordinary Shares and the issue proceeds of such shares are sufficient to pay for the Deferred Interest in full.  Such deferral shall not constitute a Capital Security Default.

(d)  If the Issuer is unable to make a payment in full of all Deferred Interest due to be paid on a Redemption Date or Event Date or Current Interest on the applicable Interest Payment Date because the Issuer does not have a sufficient number of shares authorized to be issued and the necessary authority for the Issuer’s directors to issue such shares or for any other reason, interest will accrue on such Deferred Interest or Current Interest, as the case may be, from (and including) the initial Redemption Date, Event Date or applicable Interest Payment Date, as the case may be, to (but excluding) the date such Deferred Interest or Current Interest, as the case may be, is paid at a rate of 6.50% per annum; provided, that any such interest shall be payable by the Issuer only in accordance with the Alternative Coupon Satisfaction Mechanism.

SECTION 4.3.  SUSPENSION.

(a)  Following any take-over offer made under the City Code on Take-overs and Mergers or any reorganization, restructuring or scheme of arrangement involving the Issuer, the company which, immediately prior to such event, was the ultimate owner of the Issuer and its subsidiaries (referred to as the “Ultimate Owner”) ceases to be the Ultimate Owner, unless such event is a Permitted Restructuring and a Permitted Restructuring Arrangement is put into place within six months of the occurrence of a Permitted Restructuring, an independent investment bank appointed by the Issuer (at the Issuer’s expense) and approved by the Subordinated Trustee will determine what amendments (if any) to the terms and conditions of the Capital Securities, the Subordinated Indenture, this Second Supplemental Indenture and any other relevant documents are appropriate or necessary in order to replicate the Alternative Coupon Satisfaction Mechanism in the context of the capital structure of the new Ultimate Owner.  Upon any such determination being reached and notified to the Subordinated Trustee and the Issuer by such investment bank, the Subordinated Trustee and the Issuer shall, pursuant to the terms of the Subordinated Indenture and this Second Supplemental Indenture and without the consent of the Holders but subject to the consent of the new Ultimate Owner, effect any necessary consequential changes to the terms and conditions of the Capital Securities, the Subordinated Indenture and any other relevant documents.  Any such amendments shall be subject to the requirements that:

(i)            the Issuer will not be obliged to reduce the Issuer’s net assets,

(ii)           no amendment may be proposed or made which would alter the treatment of the Capital Securities as cover for the minimum or notional margin of solvency pursuant to the Capital Regulations without prior written notice thereof being given to the Financial Services Authority and the Financial Services Authority having issued a statement of no objection,

(iii)          no such amendment may be made which would, in the Subordinated Trustee’s opinion, impose any additional or more onerous obligations on it, or would otherwise effect the Subordinated Trustee’s rights, liabilities, duties or immunities, without its consent, and

(iv)          such amendments shall preserve substantially the financial effect for the Holders of a holding in the Capital Securities.

(b)  If, after using all reasonable endeavors, such investment bank is unable to formulate such amendments, it shall so notify the Issuer, the previous Ultimate Owner (if not the Issuer), the new Ultimate Owner, the Subordinated Trustee, any paying agent and the Calculation Agent of that result.  Such a notice by such investment bank is hereinafter referred to as a “Definitive Suspension” of the Alternative Coupon Satisfaction Mechanism.

(c)  Upon the occurrence of a Definitive Suspension, the Issuer may at its sole discretion, subject in each case to compliance with applicable regulatory requirements, including giving prior written notice thereof to the Financial Services Authority and the Financial Services Authority having issued a statement of no objection, at any time convert the Capital Securities in whole (but not in part) to another series of capital securities constituting undated cumulative subordinated notes, having the same material terms as the Capital Securities; except that such undated cumulative subordinated notes will:

(i)            be a perpetual capital security issued by the Issuer with cumulative interest payments,

(ii)           rank pari passu with any other undated cumulative subordinated notes issued by us,

(iii)          following conversion be redeemable upon any Tax Call Event or Regulatory Event as modified as necessary to be applicable to a class of undated cumulative subordinated notes, and

(iv)          not be subject to the Alternative Coupon Satisfaction Mechanism.  Any Deferred Interest outstanding at the time of conversion will be carried over and become outstanding missed cumulative interest payments for purposes of the undated cumulative subordinated notes.

Upon any such conversion to undated cumulative subordinated notes, the Issuer shall convert each Outstanding Capital Security into an undated cumulative subordinated notes with a principal amount equal to that of the Capital Security so converted.

(d)  If, following a Definitive Suspension, the Financial Services Authority objects to the Issuer’s proposal to convert the Capital Securities into another series of capital securities constituting undated cumulative subordinated notes, then, subject to giving notice thereof to, and receiving a statement of no objection from, the Financial Services Authority, the

Issuer will have the option to redeem the Capital Securities in whole (but not in part) at a redemption price equal to their principal amount together with accrued and unpaid interest, all Deferred Interest payments in cash, without utilizing the Alternative Coupon Satisfaction Mechanism.

ARTICLE FIVE

PREFERENCE SHARES

SECTION 5.1.  GENERAL.  (a)  Each series of Preference Shares issued upon exchange of the Capital Securities will constitute a separate series of the Issuer’s non-cumulative dollar preference shares.  The Preference Shares of any series shall rank equally with the Preference Shares of any other series as to any distribution of the Issuer’s surplus assets in the event that the Issuer is wound up or liquidated.  The Preference Shares shall rank pari passu as to return of assets on a winding up with the Capital Securities.  The Preference Shares issued upon an exchange as provided for hereunder will be represented by American Depositary Shares (or “ADSs”), evidenced by American Depositary Receipts (or “ADRs”), which shall be issued by Citibank, N.A., as ADR depositary (the “ADR Depositary”) in accordance with, and pursuant to, the terms set forth in the Deposit Agreement, dated as of August 6, 2004, between the Issuer and the ADR Depositary.

(b)  Prior to any Event Date, the Issuer’s board of directors shall adopt one or more resolutions establishing the rights, preferences, privileges, limitations and restrictions relating to any Preference Shares to be issued in exchange for the Capital Securities on such Event Date, provided that the terms of the Preference Shares issued in connection with such resolution of the Issuer’s board of directors shall be consistent in all material respects with the terms of the Preference Shares described in this Second Supplemental Indenture.  On or promptly following any such Event Date, the Issuer shall furnish a copy of such resolution or resolutions, or the applicable portions thereof, to the Securities and Exchange Commission via a report on Form 6-K, or as may be otherwise provided at such time.

SECTION 5.2.  DIVIDENDS.

(a)  Non-cumulative preferential dividends on each series of Preference Shares will be payable if declared by the Issuer’s board of directors in accordance with the procedures described below.  If so declared, any such dividend will be 6.50% of the liquidation preference per annum, payable quarterly in arrears on March 23, June 23, September 23 and December 23 of each year, commencing on the first such date occurring after the applicable issue date (each, a “dividend payment date”).

(b)  On any dividend payment date on which:

(i)            the Issuer satisfies the Solvency Condition;

(ii)           the Issuer is not prohibited from paying a dividend under the terms of a Parity Security; and

(iii)          the Issuer’s distributable profits are sufficient to cover the payment in full of, or the setting aside and providing for the dividend on that series of Preference Shares and dividends on any of the Issuer’s other preference shares stated to be payable on the same date and ranking equally as to dividends with the Preference Shares then, the Issuer’s board of directors, in its sole discretion, may elect to declare and pay dividends.  If, on any dividend payment date, the Issuer fails to satisfy any of the conditions set forth in clauses (i), (ii) and (iii) of this paragraph (b), the Issuer’s board of directors will not declare or pay a dividend.

The UK Companies Act 1985 defines “distributable profits” as, in general terms, and subject to adjustment, accumulated realized profits less accumulated realized losses.

(c)  If the Issuer does not declare a dividend on any dividend payment date, holders of the Preference Shares will have no claim in respect of non-payment and the Issuer will have no obligation to pay such dividend or part thereof or interest thereon at any time.

SECTION 5.3.  DIVIDEND AND CAPITAL RESTRICTION; ISSUANCE RESTRICTION.

(a)  Following a dividend payment date on which the Issuer does not declare and pay in full all dividend payments on the Preference Shares, for whatever reason, the Issuer will not, and will not permit any entity that the Issuer controls, directly or indirectly, (a) to declare or pay a dividend or distribution or make any other payment on any preference shares or Junior Securities (other than (i) a final dividend declared by the Issuer with respect to its Ordinary Shares prior to the date that the decision to not pay such dividend on Preference Shares is made or (ii) a payment made by one of the Issuer’s wholly-owned subsidiaries to another wholly-owned subsidiary or directly to the Issuer), or (b) to redeem, purchase or otherwise acquire any Parity Securities or Junior Securities, in each case unless or until the Issuer sets aside and provides for or pays in full the dividend on the Preference Shares for the next four succeeding quarterly dividend payment dates.

(b)  The restrictions set forth in Section 5.3(a) do not apply to payments the Issuer makes to policyholders or other customers, or transfers to or from the Issuer’s fund for future appropriations, in each case in the ordinary course of business consistent with past practice.

(c)  For the purposes of this Section 5.3, the payment (or declaration of payment) of a dividend or distribution on Junior Securities or preference shares shall be deemed to include the making of any interest, coupon or dividend payment (or payment under any guarantee in respect thereof). For the purposes of the foregoing provision, the redemption, purchase or other acquisition of the Parity Securities or Junior Securities shall be deemed not to include transactions where the funds used to redeem, purchase or acquire those securities are derived from an issue of Junior Securities or Parity Securities (i) made at any time within the six-month period prior to the time of such redemption, purchase or acquisition, and (ii) with the same or junior ranking on a return of assets on a winding up or in respect of a distribution or payment of interest, coupons or dividends and/or any other amounts thereunder to those securities being redeemed, purchased or acquired.

(d)  The Issuer may not issue any shares that rank senior to the Preference Shares of any series, in regard to rights to participate in the Issuer’s profits or assets, without the prior written consent of the holders of at least three-quarters in nominal value of such series of Preference Shares.

SECTION 5.4.  LIQUIDATION RIGHTS.  On return of capital on a winding-up or otherwise, the holders of the Preference Shares of a particular series that are outstanding at the time and the holders of any other of the preference shares ranking equally with the Preference Shares as regards participation in the Issuer’s surplus assets will be entitled to receive payment in U.S. dollars out of any assets available for distribution to shareholders.  This distribution will be made in priority to any distribution of assets to holders of the Ordinary Shares or any other class of the Issuer’s shares ranking below the Preference Shares of the series as regards participation in the Issuer’s surplus assets.  Holders of the Preference Shares will be entitled to a payment equal to the liquidation preference associated with their Preference Shares unless there are insufficient assets available for distribution in which case holders of the Preference Shares will be entitled to share ratably in any distribution of the Issuer’s surplus assets in proportion to the full respective preferential amounts to which they are entitled.  Holders of the Preference Shares will have no further right to participate in a return of capital.

SECTION 5.5.  OPTIONAL REDEMPTION.

(a)  Each series of Preference Shares is redeemable at the Issuer’s option, in whole or in part, on any dividend payment date later than five years after the issue date of the relevant series of Preference Shares (any such date so designated, a “Preference Share Redemption Date”), upon not less than 30 nor more than 60 days’ notice to the holders of the Preference Shares prior to the Preference Share Redemption Date.

(b)  The Issuer will pay on each Preference Share redeemed on a Preference Share Redemption Date, in U.S. dollars, an amount equal to its liquidation preference together with any dividend then payable on such dividend payment date (such amount, the “Redemption Price”).

(c)  If any Preference Shares are to be redeemed, a notice of redemption will be mailed to the ADR Depositary and to each record holder of Preference Shares in registered form to be redeemed, not less than 30 nor more than 60 days prior to the Preference Share Redemption Date.  Each notice of redemption of Preference Shares will specify:

(i)            the Preference Share Redemption Date;

(ii)           the particular Preference Shares to be redeemed;

(iii)          the Redemption Price and details of any dividend payable on the Preference Share Redemption Date and stating that dividends shall cease to accrue on redemption;

(iv)          the place or places where holders may surrender documents of title and obtain payment of the Redemption Price; and

(v)           that no defect in the notice of redemption or in giving of the notice will affect the validity of the redemption proceedings.

(d)  Except as otherwise indicated to the Issuer by the Financial Services Authority, the Issuer may not redeem any Preference Shares unless the Issuer has given at least six months’ notice to the Financial Services Authority and the Financial Services Authority has issued a statement of no objections prior to such Preference Share Redemption Date, and redemption may only be effected if on, and immediately following, the Preference Share Redemption Date the Issuer is in compliance with any applicable regulatory capital requirements or capital ratios required to be maintained for insurance companies, parent companies in insurance groups or financial groups generally by the Financial Services Authority.

SECTION 5.6.  VOTING RIGHTS.  Holders of the Preference Shares of any series having a registered address within the United Kingdom will be entitled to receive notice of, but will not be entitled to attend or vote at any of the Issuer’s general meetings except as provided by applicable law.

SECTION 5.7.  FORM AND DENOMINATION.

(a)  The Preference Shares will, when issued, be fully paid and, as such, will not be subject to a call for any additional payment.  For each Preference Share issued, an amount equal to its nominal value will be credited to the Issuer’s issued share capital account and an amount equal to the difference between its issue price and its nominal value will be credited to the Issuer’s share premium account.  The Preference Shares will have a nominal value of $0.01 per share and will be issued at a price of $25 per share.

(b)  Preference Shares of each series will be offered in the form of ADSs and will be represented by a single warrant in bearer form, which will be deposited with the ADR Depositary under the ADR Deposit Agreement.  The Issuer may consider the ADR Depositary one holder of any series of Preference Shares so deposited for all purposes.

(c)  Preference Shares may only be withdrawn from deposit in accordance with the terms of the Deposit Agreement and if so withdrawn will be evidenced by share certificates in registered form without dividend coupons which will be delivered at the time of withdrawal.  Preference Shares may not be withdrawn from deposit in bearer form.

(d)  Title to Preference Shares of any series in registered form may only be transferred by transfer and registration on the register for the Preference Shares of the relevant series.  The registration or transfer of Preference Shares of any series may only be made in the register for the Preference Shares of the series kept by the registrar at its office in the United Kingdom.  The registrar will not charge the person requesting the transfer a registration fee.  However, the person requesting registration will be liable for any taxes, stamp duty or other governmental charges that must be paid in connection with the registration.

SECTION 5.8.  LISTING.  If the Capital Securities are exchanged for the Preference Shares, upon giving notice of such exchange, the Issuer will undertake to use its reasonable efforts to obtain a listing on the New York Stock Exchange of the Preference Shares (in the form of ADSs evidenced by ADRs).

SECTION 5.9.  NO ADDITIONAL AMOUNTS.  If at any time a U.K. taxing authority requires the Issuer to deduct or withhold taxes from payments made by the Issuer with respect to the Preference Shares, the Issuer will not pay any additional amounts.  As a result, the net amount received from the Issuer by each Preference Share holder, after the deduction or withholding, will be less than the amount the holder would have received in the absence of the deduction or withholding.

ARTICLE SIX

CERTAIN TAX RELATED AGREEMENTS

SECTION 6.1.  QUALIFIED DIVIDEND CERTIFICATIONS.  To the extent it is reasonably able to do so without material cost, the Issuer will use reasonable efforts to facilitate appropriate tax reporting by providing certifications in accordance with any rules promulgated by the U.S. Treasury Department or the U.S. Internal Revenue Service pursuant to which holders of ADRs or Capital Securities and intermediaries through whom such securities are held will be permitted to establish that interest in respect of the Capital Securities and dividends in respect of ADRs (representing Preference Shares) are eligible to be treated as qualified dividends.

SECTION 6.2.  U.K. STAMP DUTY.  The Issuer undertakes to pay, and indemnify the Holder and the ADR Depositary, as applicable, against any U.K. stamp duty, stamp duty reserve tax or similar U.K. governmental charge arising in connection with the issuance of the Preference Shares, ADSs or ADRs to, or to the respective accounts of, the Holder or beneficial owners of Capital Securities that are exchanged.

ARTICLE SEVEN

BOOK-ENTRY SYSTEM

SECTION 7.1.  GENERAL.

(a)  The Capital Securities shall initially be represented by one or more global securities in registered form, without coupons attached, and will be deposited with or on behalf of DTC or its nominee and registered in the name of Cede & Co., as nominee of DTC.  Unless and until the Capital Securities are exchanged in whole or in part for other securities that the Issuer issues or the global securities are exchanged for definitive securities, the global securities may not be transferred except as a whole by DTC to a nominee or a successor of DTC.

(b)  The Capital Securities have been accepted for clearance by DTC.  Beneficial interests in the global Securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream, Luxembourg.  Owners of beneficial interests in the Capital Securities will receive payments relating to their Securities in U.S. dollars.

(c)  So long as DTC, or its nominee, is the holder of a global Security, DTC or its nominee will be considered the sole holder of such global Security for all purposes under the Subordinated Indenture and this supplement thereto.  Except as described below under Section 7.3 (Issuance of Definitive Securities), no participant, indirect participant Holder or other person will be entitled to have registered in its name, receive or be entitled to receive physical delivery of Capital Securities in definitive form or be considered the owner or holder of the

Capital Securities under the Subordinated Indenture and this Second Supplemental Indenture.  Each person having an ownership or other interest in the Capital Securities must rely on the procedures of DTC and, if a person is not a participant in DTC must rely on the procedures of the participant or other securities intermediary through which that person owns its interest, to exercise any rights and obligations of a Holder under the Subordinated Indenture, as amended hereby or the Capital Securities.

SECTION 7.2.  PAYMENTS ON THE GLOBAL SECURITIES.  Payments of any amounts in respect of any global Securities will be made by the Subordinated Trustee, in its capacity as Paying Agent in respect of the Capital Securities, to DTC.  Payments will be made to beneficial owners of Capital Securities in accordance with the rules and procedures of DTC or its direct and indirect participants, as applicable.  Neither the Issuer nor the Subordinated Trustee nor any of the Issuer’s agents will have any responsibility or liability for any aspect of the records of any securities intermediary in the chain of intermediaries between DTC and any beneficial owner of an interest in a global security, or the failure of DTC or any intermediary to pass through to any beneficial owner any payments that are made to DTC.

SECTION 7.3.  ISSUANCE OF DEFINITIVE SECURITIES.  (a)  So long as DTC holds the global Securities, such global securities will not be exchangeable for definitive securities unless:

(i)            DTC notifies the Subordinated Trustee that it is unwilling or unable to continue to hold the book-entry Capital Securities or DTC ceases to be a “clearing agency” registered under the Securities Exchange Act and the Issuer does not appoint a successor to DTC which is registered under the Securities Exchange Act within 120 days; or

(ii)           in the event of the Issuer’s winding up the Issuer fails to make a payment on the Capital Securities when due.

(b)  Definitive securities will be issued in registered form only.  To the extent permitted by law, the Issuer, the Subordinated Trustee and any Paying Agent shall be entitled to treat the person in whose name any definitive security is registered as its absolute owner.

(c)  Payments in respect of each series of definitive securities will be made to the person in whose name the definitive securities are registered as it appears in the register for that series.  Payments will be made in respect of the Capital Securities by check drawn on a bank in New York City or, if the Holder requests, by transfer to the Holder’s account in New York City.  Definitive securities should be presented to the Paying Agent for redemption.

(d)  If the Issuer issues definitive securities of a particular series in exchange for global Securities, DTC, as holder of the global Securities, will surrender it against receipt of the definitive securities, cancel the book-entry securities of that series, and distribute the definitive securities of that series to the persons and in the amounts that DTC specifies.

(e)  If definitive securities are issued in the limited circumstances described above, those securities may be transferred in whole or in part in denominations of any whole number of securities upon surrender of the definitive securities certificates together with the form of transfer endorsed on it, duly completed and executed at the specified office of a paying agent.

If only part of a securities certificate is transferred, a new securities certificate representing the balance not transferred will be issued to the transferor within three Business Days after the paying agent receives the certificate.  The new certificate representing the balance will be delivered to the transferor by uninsured post at the risk of the transferor, to the address of the transferor appearing in the records of the paying agent.  The new certificate representing the securities that were transferred will be sent to the transferee within three Business Days after the paying agent receives the certificate transferred, by uninsured post at the risk of the Holder entitled to the securities represented by the certificate, to the address specified in the form of transfer.

ARTICLE EIGHT

MISCELLANEOUS

SECTION 8.1.  APPLICATION OF SECOND SUPPLEMENTAL INDENTURE.  Each and every term and condition contained in this Second Supplemental Indenture that supplements the terms and conditions of the Subordinated Indenture shall apply only to the Capital Securities created hereby and not to any future series of Securities established under the Subordinated Indenture.

SECTION 8.2.  BENEFITS OF SECOND SUPPLEMENTAL INDENTURE.  Nothing contained in this Second Supplemental Indenture shall or shall be construed to confer upon any person other than a Holder, a holder of Preference Shares, the Issuer and the Subordinated Trustee any right or interest to avail itself, as the case may be, of any benefit under any provision of the Subordinated Indenture or this Second Supplemental Indenture.

SECTION 8.3.  NOTICES.  All notices regarding the Capital Securities will be valid if published by the Issuer in one leading English language daily newspaper of general circulation in The City of New York and one leading English language daily newspaper of general circulation in London, England and shall be deemed to have been given on the date that publication in both cities is completed or, if published more than once, on the date publication is first completed in both cities.  If it is not practicable to publish a notice, the Issuer may give valid notice in another manner that the Issuer shall determine, with effect from the date that the Issuer shall determine.  For so long as the Capital Securities are represented by one or more global Securities, the Issuer will deliver a copy of all notices to DTC as the registered holder of the Capital Securities.

SECTION 8.4.  EFFECTIVE DATE.  This Second Supplemental Indenture shall be effective as of the date first above written and upon the execution and delivery hereof by each of the parties hereto.

SECTION 8.5.  GOVERNING LAW.  This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York except as stated in Exhibit A and except for Section 1.10 which shall be governed by and construed in accordance with the laws of England and Wales.  The terms of the Preference Shares will be governed by and construed in accordance with the laws of England and Wales.

SECTION 8.6.  COUNTERPARTS.  This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 8.7.  CONCERNING THE SUBORDINATED TRUSTEE.  The recitals and statements contained herein and in the Capital Securities (except the Subordinated Trustee’s certificate of authentication) shall be taken as the recitals and statements of the Issuer, and the Subordinated Trustee assumes no responsibility for their correctness.  The Subordinated Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture or of the Capital Securities (except for the Subordinated Trustee’s certificates of authentication thereof).  The Subordinated Trustee shall not be accountable for the use or application by the Issuer of the Capital Securities or the proceeds thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

PRUDENTIAL PLC,

by
Name:
Title:

CITIBANK, N.A. as Subordinated Trustee,

by
Name:
Title:

EXHIBIT A

[FORM OF FACE OF SECURITY]

[THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE SUBORDINATED INDENTURE AND ANY SUPPLEMENTAL INDENTURES THERETO HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM IN ACCORDANCE WITH THE TERMS HEREOF AND OF THE SUBORDINATED INDENTURE AND ANY SUPPLEMENTAL INDENTURES THERETO, TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE OR TO THE DEPOSITORY TRUST COMPANY OR A SUCCESSOR THEREOF AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE SUBORDINATED INDENTURE AND ANY SUPPLEMENTAL INDENTURES THERETO.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER ENTITY AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.](1)

THE RIGHTS OF THE HOLDER OF THIS GLOBAL SECURITY ARE, TO THE EXTENT AND IN THE MANNER SET FORTH IN SECTION 13.01 OF THE SUBORDINATED INDENTURE HEREINAFTER REFERRED TO, SUBORDINATED TO THE CLAIMS OF OTHER CREDITORS OF THE ISSUER AND THIS GLOBAL SECURITY IS ISSUED SUBJECT TO THE PROVISIONS OF THAT SECTION 13.01, AND THE HOLDER OF THIS GLOBAL SECURITY BY ACCEPTING THE SAME, AGREES TO AND SHALL BE BOUND BY SUCH PROVISIONS.  THE PROVISIONS OF SECTION 13.01 OF THE SUBORDINATED INDENTURE AND THE TERMS OF THIS PARAGRAPH SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF ENGLAND AND WALES.

(1)     These paragraphs should be included only if the Security is a Global Security.

PRUDENTIAL PLC

6.50% Perpetual Subordinated Capital Securities Exchangeable at the Issuer’s Option into Non-Cumulative Dollar Denominated Preference Shares

CUSIP No. G7293H189	No. 1

PRUDENTIAL PLC, a public limited company duly organized and existing under the laws of England and Wales (herein called the “Issuer”, which term includes any successor Person under the Subordinated Indenture and Second Supplemental Indenture (each hereinafter defined)), for value received, hereby promises, in accordance with the terms hereof and subject to the Solvency Condition (hereinafter defined) and certain other restrictions set forth herein and in the Indentures (hereinafter defined), to pay to CEDE & CO., or its registered assigns, interest on the principal amount hereof quarterly in arrears on March 23, June 23, September 23 and December 23 of each year (each such date, a “Interest Payment Date”), at a fixed rate per annum on the outstanding principal amount equal to 6.50%, commencing September 23, 2005; provided, however, that the Issuer may under certain circumstances and in accordance with the Indentures defer payments of interest on this Security and any such failure to pay will not constitute a default by the Issuer for any purpose.

This security (the “Global Security”) represents 12,000,000 Perpetual Subordinated Capital Securities Exchangeable at the Issuer’s Option into Non-Cumulative Dollar Denominated Preference Shares, of the Issuer.  Each Capital Security has an aggregate principal amount of $25 and the principal amount of this Global Security is $300,000,000.  The Capital Securities are perpetual securities and have no maturity date.

If an Interest Payment Date or the date for payment of the principal amount of this Global Security is not a Business Day, then (subject to the provisions of the Indentures) such payment shall be made on the immediately following Business Day with the same force and effect as if made on such date for payment.  Payments will be calculated on the basis of twelve months of 30 days each or, in the case of an incomplete month, on the basis of the actual number of days elapsed in such period, in each case assuming a 360-day year.  A “Business Day” is each day, other than a Saturday or Sunday, which is not a day on which commercial banking institutions in The City of New York, or in London, England or in the applicable Place of Payment are authorized or required by law, regulation or executive order to close.

Interest and other payments on the Capital Securities will be payable to the Holders of record as they appear on the books and records of the Security Registrar on the relevant Regular Record Dates.  The “Regular Record Dates” for the Capital Securities will be the fifteenth day, whether or not a Business Day, preceding the relevant Interest Payment Date.

Reference is hereby made to the further provisions of this Global Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Subordinated Trustee referred to on the reverse hereof or an authenticating agent appointed by the Issuer, by manual signature, this Global Security shall not be entitled to any benefit under the Indentures or be valid or obligatory for any purpose.

[Signature pages follow]

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed and delivered.

Dated:

PRUDENTIAL PLC

By:
Name:
Title:

This is one of the Securities designated therein referred to in the within-mentioned Supplemental Indenture.

Dated:

CITIBANK NA, as Subordinated Trustee

By:
Authorized Signatory

EXHIBIT A

[FORM OF REVERSE OF SECURITY]

1.             Securities.

This Global Security is one of a duly authorized issue of securities of the Issuer (herein called the “Capital Securities”), issued and to be issued in one or more series under the Second Supplemental Indenture, dated as of July 15, 2005 (the “Second Supplemental Indenture”), to the Subordinated Indenture (the “Subordinated Indenture” and together with the Second Supplemental Indenture, the “Indentures”) dated as of August 6, 2004 between the Issuer and Citibank, N.A., as Subordinated Trustee (herein called the “Subordinated Trustee”, which term includes any successor subordinated trustee under the Indentures), and reference is hereby made to the Indentures for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Subordinated Trustee, and the Holders of the Capital Securities and of the terms upon which the Capital Securities are, and are to be, authenticated and delivered.  This Global Security is one of the series designated on the face hereof as “6.50% Perpetual Subordinated Capital Securities Exchangeable at the Issuer’s Option into Non-Cumulative Dollar Denominated Preference Shares”.  Unless otherwise defined herein, terms used in this Security which are defined in the Indentures shall have the meanings assigned to them in the Indentures; provided that if a term is defined in both Indentures, the definition of such term in the Second Supplemental Indenture shall prevail.

2.             Interest and Deferred Interest.

Payments of interest on the Securities will be mandatory on each Compulsory Interest Payment Date.  The Issuer may elect to defer payments of interest on any interest payment date that is an Optional Interest Payment Date.  “Compulsory Interest Payment Date” means each Interest Payment Date that is not an Optional Interest Payment Date on which the Issuer satisfies the Solvency Condition and the Issuer is not prohibited from making interest payments pursuant to the terms of any Parity Security.  “Optional Interest Payment Date” means any Interest Payment Date where the Issuer determines, at the Issuer’s sole discretion, on or after the 20th Business Day, but not later than the fifth Business Day prior to such Interest Payment Date, that the Capital Adequacy Condition will not be met on such date or the Issuer or any of its EEA Insurance Subsidiaries is not in compliance with, or that the payment of interest on such Interest Payment Date would cause the Issuer or any of its EEA Insurance Subsidiaries to breach, any Capital Regulations.

A Holder is required to notify the Issuer if at any time such Holder owns 10% or more of the Issuer’s voting stock (a “10% Holder”), and the Issuer has the right to suspend interest payments to any such 10% Holder.  Any payments to a 10% Holder so suspended will be deemed satisfied with respect to the Capital Securities of such 10% Holder and may not be subsequently claimed.  Notwithstanding any suspension of payments to a 10% Holder, interest payments made to other Holders generally will be deemed to have been paid in respect of any such suspended payment to a 10% Holder.

Any interest payments that the Issuer elects not to make, in respect of the Capital Securities on an Optional Interest Payment Date, together with any interest payments the Issuer does not make because the Solvency Condition is not met on a relevant Interest Payment Date or the Issuer does not make it because it is prohibited from making such interest payments pursuant to the terms of any Parity Security on an Interest Payment Date, will, so long as they remain unpaid, constitute “Deferred Interest”.  No interest will accrue on Deferred Interest, except in the limited circumstances described in the Second Supplemental Indenture. The Issuer will only be required to pay Deferred Interest upon the redemption or exchange of the Capital Securities (as described in Article Three (Redemption) and Article Two (Exchange of Securities) of the Second Supplemental Indenture, respectively) or upon a winding up of the Issuer and not in any other circumstances. The Issuer shall satisfy its obligation to pay Deferred Interest only in accordance with the Alternative Coupon Satisfaction Mechanism (as described in Article Four (Alternative Coupon Satisfaction Mechanism) of the Second Supplemental Indenture) except in the case of a winding up of the Issuer, in which case any Deferred Interest will be payable by the liquidator in the same manner and with the same ranking as the principal on the related Capital Securities.

The Issuer may elect to pay any interest that it does not defer (such non-deferred interest, the “Current Interest”) in accordance with the procedures described in Article Four (Alternative Coupon Satisfaction Mechanism) of the Second Supplemental Indenture.

“Solvency Condition” means that, at and immediately after the relevant time, the Issuer is solvent by virtue of, (a) it being able to pay its debts to its Senior Creditors as they fall due and (b) its total Assets exceeding its total Liabilities other that Liabilities to persons that are not Senior Creditors by at least 4% or such other percentage specified by the Financial Services Authority from time to time as the Regulatory Capital Requirement.  “Regulatory Capital Requirement” means any minimum or notional margin of solvency or minimum regulatory capital or capital ratios required for insurance companies or insurance holding companies or financial groups by the Financial Services Authority or any successor regulatory body.

3.             No Sinking Fund.

The Capital Securities will not be subject to any sinking fund or mandatory redemption.

4.             Defaults.

If either a court of competent jurisdiction makes an order, which is not successfully appealed within 30 days, or an effective shareholders’ resolution is validly adopted, for the winding up of the Issuer in England and Wales (except in the case of a winding up solely for the purpose of a reconstruction or amalgamation or substitution in place of the Issuer of a successor in business in each case where the Capital Securities remain outstanding and are assumed by such successor in business on terms previously approved in writing by the Holders of not less than 75% in aggregate principal amount of the outstanding Capital Securities), that order or resolution will constitute an “Event of Default” with respect to the Capital Securities.  If an Event of Default occurs and is continuing, the Subordinated Trustee or the Holder or Holders of at least 25% in aggregate principal amount of the Outstanding Capital Securities may declare the entire principal amount of the Capital Securities to be due and payable immediately.  However, after this declaration but before the Subordinated Trustee obtains a judgment or decree for payment of money due, the Holder or Holders of a majority in aggregate principal amount of the Outstanding Capital Securities may rescind the declaration of acceleration and its consequences, but only if all Events of Default have been remedied and all payments due, other than those due as a result of acceleration, have been made.

It shall be a “Capital Security Default” with respect to the Capital Securities if: (a) the Issuer fails to pay or set aside for payment the amount due to satisfy any interest payment on a

Compulsory Interest Payment Date, and such failure continues for 14 days, or (b) the Issuer fails to pay or set aside a sum to provide for payment of the principal amount of the Capital Securities, any accrued but unpaid interest and any Deferred Interest on a Redemption Date, as may be postponed from time to time pursuant to the terms and conditions of the Capital Securities, and such failure continues for 14 days; provided, that, (i) if the Issuer does not pay, or set aside, an installment of interest on any Compulsory Interest Payment Date, or (ii) if the Issuer does not pay, or set aside, all or any part of the principal of (or premium, if any, on), any accrued but unpaid interest and any Deferred Interest on any such Capital Securities on any Redemption Date, then, the failure to make or set aside such payment shall not constitute a Capital Security Default and the obligation to make such payment shall be deferred until (x) in the case of a payment of interest, the date upon which the Issuer pays a dividend on any class of the Issuer’s share capital or the Issuer makes any payment on any series of debt securities ranking junior to or pari passu with such series of Capital Securities and (z) in the case of a payment of principal (or premium, if any), any accrued but unpaid interest or any Deferred Interest on a Redemption Date, the first Business Day after the date that falls six months after such payment was originally due.  If any Capital Security Default occurs and is continuing in respect of the Capital Securities, the Subordinated Trustee may commence a proceeding in England and Wales (but not elsewhere) for the Issuer’s winding up, or a judicial proceeding for the collection of the sums so due and unpaid; provided, that the Subordinated Trustee may not declare the principal amount of any Outstanding Capital Securities to be due and payable.

If the Issuer fails to make payment as described in the previous paragraph and the Solvency Condition is not satisfied at the end of the 14-day period applicable to a Capital Security Default, such failure shall not constitute a Capital Security Default but instead shall constitute a “Payment Event”.  On any Payment Event, the Subordinated Trustee may institute proceedings in England and Wales (but not elsewhere) for the Issuer’s winding up but may not pursue any other legal remedy, including a judicial proceeding for the collection of the sums due and unpaid.

5.             Exchange.

In accordance with the provisions of Article Fourteen (Conversion or Exchange of Securities) of the Subordinated Indenture and Article Two (Exchange of Securities) of the Second Supplemental Indenture, the Capital Securities may be exchanged, at the Issuer’s option and in the Issuer’s sole discretion, into Preferences Shares (which shall have terms consistent in all material respects with the description of such securities in the Second Supplemental Indenture) issued by the Issuer.  Upon not less than 30 nor more than 60 days’ notice, the Issuer may exchange the Capital Securities (i) in whole or in part on any interest payment date falling on or after March 23, 2011, or (ii) in whole (but not in part) on any Interest Payment Date upon the occurrence of a Regulatory Event or Tax Event, subject to, among other things, the Solvency Condition being met.

If the Issuer exchanges the Capital Securities in part only, the Issuer must do so in an aggregate principal amount of at least $100 million (or multiples of $50 million above $100 million), and no partial exchange may leave less than $100 million aggregate principal amount of Capital Securities outstanding.  The Capital Securities to be exchanged in any partial exchange will be selected in a manner deemed fair and appropriate by the Subordinated Trustee.

If on the Event Date such Capital Securities are registered as a global security, the Depositary shall determine, in accordance with its procedures, the principal amount of such Capital Securities held by each beneficial owner of the global security to be exchanged.

Upon an exchange, each Capital Security of $25 principal amount will be exchanged for one Preference Share issued by the Issuer with a liquidation preference of $25.  Upon exchange, the Issuer shall pay any Deferred Interest outstanding on the Capital Securities being exchanged but only in accordance with the Article Four (Alternative Coupon Satisfaction Mechanism) of the Second Supplemental Indenture.

Except as otherwise indicated to the Issuer by the Financial Services Authority, the Issuer may not exchange the Capital Securities for Preference Shares upon the occurrence of a Regulatory Event or Tax Event or otherwise on or after March 23, 2011 unless the Issuer has given at least six months’ notice to the Financial Services Authority and the Financial Services Authority has issued a statement of no objections prior to the applicable Event Date, and exchange may only be effected if on, and immediately following, the Event Date the Issuer is in compliance with any applicable regulatory capital requirements or capital ratios required to be maintained for insurance companies, parent companies in insurance groups or financial groups generally by the Financial Services Authority.

6.             Subordination.

The Capital Securities constitute the Issuer’s unsecured, subordinated obligations and will rank equally and ratably without any preference among themselves.  The rights and claims of the Holders are subordinated to Senior Creditors including the claims of any subordinated debt security holders or the claims of holders of any other series of debt securities not expressed to rank equally with or junior to the Capital Securities.  The Capital Securities shall rank pari passu as to return of assets on a winding up with any Preference Shares.

On winding-up of the Issuer no amount will be payable on the Capital Securities until all claims of the Senior Creditors admitted in such winding up have been satisfied in full.  Upon a winding up of the Issuer (except in the case of a solvent winding up solely for the purpose of a reconstruction or amalgamation or substitution in the Issuer’s place of a successor in business in each case where the Capital Securities remain outstanding and are assumed by such successor in business, in which event all claims for principal, interest and Deferred Interest, if any, shall remain outstanding or on such other terms as may be approved in writing by the Holders of not less than 75% in aggregate principal amount of Outstanding Capital Securities), the amount payable with respect to the Capital Securities will be determined by calculating the amount, if any, that would have been payable in respect thereof as if on the day prior to the commencement of the winding up and thereafter, the Holders were the holders of preference shares in the Issuer’s capital having a preferential right to a return of assets in the winding up over the holders of the Issuer’s Ordinary Shares (but pari passu with the holders of the Issuer’s most senior ranking class of issued preference shares if any, except to the extent such preference shares represent claims of Senior Creditors) assuming that such preference shares were entitled (to the exclusion of all other rights or privileges) to receive as a return of capital in such winding up an amount equal to the principal amount of the Capital Securities then outstanding and all interest accrued and unpaid, including Deferred Interest.

For so long as any Capital Securities remain outstanding, the Issuer will not issue any preference shares or any other non-cumulative perpetual instruments (including cumulative perpetual instruments where coupon payments may be satisfied through a mechanism similar to the Alternative Coupon Satisfaction Mechanism) of a kind capable of counting as cover for the minimum or notional amount of solvency or minimum capital or capital ratios pursuant to the Capital Regulations, if such instruments would rank senior to the Capital Securities or give any guarantee or support undertaking in respect of any such qualifying instruments ranking senior to the Capital Securities, unless the Issuer alters the terms of the Capital Securities such that the Capital Securities rank equally with any such preference shares, such other qualifying instruments, or such guarantee or support undertaking.

7.             No Redemption at Option of Holder.

The Capital Securities are not redeemable at the option of the Holders or Holders at any time.

8.             Optional Redemption.

The Issuer may redeem the Capital Securities in whole or in part, at its option, on any interest payment date falling on or after September 23, 2010, subject to the Solvency Condition being met and subject, further, to the Issuer’s compliance with the regulatory requirements described under paragraph 12 below.

Capital Securities to be redeemed will be drawn for redemption at such place and individually, by lot or otherwise in a manner as may be approved by the Subordinated Trustee; provided, that if at the time of redemption such Capital Securities are registered as a global security, the Depositary shall determine, in accordance with its procedures, the principal amount of such Capital Securities held by each beneficial owner of the global security to be exchanged.  The Issuer is permitted to satisfy its obligation to pay any Deferred Interest due upon a redemption only in accordance with the Alternative Coupon Satisfaction Mechanism.

9.             Tax Call Event Redemption and Tax Event Conversion.

The Issuer may redeem the Capital Securities in whole (but not in part), at any time upon the occurrence of a Tax Call Event subject to the Solvency Condition being met.  Upon the occurrence of a Tax Event, the Issuer may at its sole discretion, subject in each case to compliance with applicable regulatory requirements, including those described under paragraph 12 below, at any time convert the Capital Securities in whole (but not in part) into another series of capital securities constituting undated cumulative subordinated notes, having the same material terms as the Capital Securities, subject to such other terms as are set forth in the Second Supplemental Indenture.

If, following a Tax Event set out in clause (ii) or (iii) of the definition of Tax Event, the Issuer gives notice to the Financial Services Authority of, and the Financial Services Authority objects to, the Issuer’s proposal to convert the Capital Securities into another series of capital securities constituting undated cumulative subordinated notes, then the Tax Event giving rise to such proposal will become a Tax Call Event.

10.           Regulatory Event Redemption.

The Issuer may redeem the Capital Securities in whole (but not in part), at any time upon the occurrence of a Regulatory Event, subject to the Issuer’s compliance with the regulatory requirements described under paragraph 12 below and subject to the Solvency Condition being met.

11.           Postponement of Redemption.

If, following the giving of a notice of redemption with respect to a Redemption Date on which any payments of Deferred Interest are due to be satisfied, a Market Disruption Event occurs, or the Issuer is otherwise not able to raise sufficient funds through the Alternative Coupon Satisfaction Mechanism to satisfy the payment of all Deferred Interest payable on such Redemption Date, the Issuer will be required to postpone the Redemption Date. In such event, the Capital Securities will continue to accrue and pay interest in accordance with their terms and such postponement will not constitute a Capital Security Default.

Following the postponement of a Redemption Date, interest will accrue on outstanding Deferred Interest that would otherwise have been satisfied on such initially scheduled Redemption Date from (and including) such initial Redemption Date to (but excluding) the date such Deferred Interest is paid, at a rate of 6.50% per annum; provided that any such interest will be payable only in accordance with the Alternative Coupon Satisfaction Mechanism.

12.           Redemption Procedures

Any redemption may be made on not less than 30 nor more than 60 days’ notice to the Holders, at a redemption price equal to the outstanding principal amount of the Capital Securities together with accrued interest (including any interest not paid on a Compulsory Interest Payment Date) to the Redemption Date and the aggregate amount of any Deferred Interest.

Except as otherwise indicated to the Issuer by the Financial Services Authority, the Issuer may not redeem the Capital Securities for Preference Shares upon the occurrence of a Regulatory Event or Tax Event or otherwise on or after September 23, 2010 unless the Issuer has given at least six months’ notice to the Financial Services Authority and the Financial Services Authority has issued a statement of no objections prior to the applicable Redemption Date, and redemption may only be effected if on, and immediately following, the Redemption Date the Issuer is in compliance with any applicable regulatory capital requirements or capital ratios required to be maintained for insurance companies, parent companies in insurance groups or financial groups generally by the Financial Services Authority.

13.           Additional Amounts.

Subject to certain exceptions described in Section 10.07 of the Subordinated Indenture, the Issuer will pay to the Holder of any Capital Security such additional amounts as may be necessary in order that every net payment of the principal of (and premium, if any, on) and interest, if any, and Deferred Interest, if any, on any such Capital Security after deduction or other withholding for or on account of any present or future tax, assessment, duty or other governmental charge of any nature whatsoever imposed, levied or collected by or on behalf of the United Kingdom or any political subdivision or taxing authority thereof or therein having power to tax, will not be less than the amount provided for in any such Capital Security to be then due and payable.

14.           Alternative Coupon Satisfaction Mechanism.

The Issuer shall satisfy its obligation to pay any Deferred Interest, and any interest on Deferred Interest to the extent the Second Supplemental Indenture specifies that such interest shall accrue and be payable, only in accordance with the Alternative Coupon Satisfaction Mechanism as described in Article Four of the Second Supplemental Indenture. The Issuer may elect, at its option, to pay Current Interest in accordance with the Alternative Coupon Satisfaction Mechanism.

15.           Dividend and Capital Restrictions

(a)  Following an Optional Interest Payment Date on which the Issuer does not make payment in full of all interest payments to be paid on the Capital Securities on such date, or any Interest Payment Date on which the Issuer does not pay interest because the Solvency Condition is not met, or any Interest Payment Date on which the Issuer does not make a payment because the Issuer is prohibited from doing so under the terms of any Parity Security, the Issuer will not, and the Issuer will not permit any entity that the Issuer controls, directly or indirectly, (a) to declare or pay a dividend or distribution or make any other payment on any Parity Securities or Junior Securities (other than (i) a final dividend declared by the Issuer with respect to the Issuer’s Ordinary Shares prior to the date that the decision to defer such interest payment is made or (ii) a payment made by one of the Issuer’s wholly-owned subsidiaries to another wholly-owned subsidiary or directly to the Issuer), or (b) to redeem, purchase or otherwise acquire any Parity Securities or Junior Securities, in each case unless or until the interest otherwise due and payable on the next succeeding Interest Payment Date (but excluding Deferred Interest, if any) on the Capital Securities is duly set aside and provided for or is paid in full.

(b)  Following a Redemption Date or Event Date on which the Issuer is unable to issue sufficient Ordinary Shares to make payment in full of all Deferred Interest to be paid on such date, as set forth in Article Four (Alternative Coupon Satisfaction Mechanism) of the Second Supplemental Indenture, the Issuer will not, and will not permit any entity that the Issuer controls, directly or indirectly, (a) to declare or pay a dividend or distribution or make any other payment on any Parity Securities or Junior Securities (other than a final dividend declared by the Issuer with respect to the Issuer’s Ordinary Shares prior to such Redemption Date or Event Date or a payment made by one of the Issuer’s wholly-owned subsidiaries to another wholly-owned subsidiary or directly to the Issuer), or (b) to redeem, purchase or otherwise acquire any Parity Securities or Junior Securities, in each case until such corporate authorizations as are required to issue the necessary Ordinary Shares are obtained and all Deferred Interest to be satisfied has been duly set aside or provided for or paid in full.

(c)  The restrictions set forth above do not apply to payments the Issuer makes to policyholders or other customers, or transfers to or from the Issuer’s fund for future appropriations, in each case in the ordinary course of business consistent with past practice.

16.           Amendment and Modification.

The Subordinated Indenture contains provisions permitting the Issuer and the Subordinated Trustee (i) without the consent of the Holders of any Capital Securities issued under the Subordinated Indenture to execute one or more supplemental indentures for certain enumerated purposes, such as to cure any ambiguity or to secure the Capital Securities, and (ii) with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Capital Securities of each series of Capital Securities affected thereby, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Subordinated Indenture or of modifying in any manner the rights of Holders of Capital Securities under the Subordinated Indenture; provided, that, with respect to certain enumerated provisions, no such supplemental indenture may be entered into without the consent of the Holder of each Outstanding Capital Security affected thereby.  The Subordinated Indenture also permits the Holders of at least a majority in aggregate principal amount of the Outstanding Capital Securities of each series to be affected, on behalf of the Holders of all Capital Securities of such series, to waive compliance by the Issuer with certain restrictive provisions of the Subordinated Indenture.  Any such consent or waiver by the Holder of this Global Security shall bind every future Holder of this Global Security and of any global security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Global Security or such other global securities.

17.           Institution of Proceedings.

As provided in and subject to the provisions of the Subordinated Indenture, the Holder of this Global Security shall not have the right to institute any proceeding with respect to the Subordinated Indenture or the Second Supplemental Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless (i) an Event of Default, Payment Default, Capital Security Default, Payment Event or other default as specified in the Subordinated Indenture with respect to the Capital Securities shall have occurred and be continuing and such Holder shall have previously given written notice to the Subordinated Trustee of such occurrence and the continuance thereof; (ii) the Holders of not less than 25% in aggregate principal amount of the Outstanding Capital Securities shall have made written request to the Subordinated Trustee for the Capital Securities of such series to institute proceedings in respect of such occurrence in its own name as Subordinated Trustee hereunder; (iii) such Holder or Holders have offered to such Subordinated Trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; and (iv) such Subordinated Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and no direction inconsistent with such written request has been given to such Subordinated Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding Capital Securities.

18.           Transfer and Exchange.

As provided in the Subordinated Indenture and subject to certain limitations therein set forth, the transfer of this Global Security is registrable on the security register maintained by the Security Registrar, upon surrender of this Global Security for registration of transfer at the office or agency of the Issuer in any place where the principal of and any interest on this Global Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in the form attached hereto or in any other form satisfactory to the Issuer and the Registrar duly executed by, the Holder thereof or his attorney in fact duly authorized in writing, and thereupon one or more new Global Securities, of authorized denominations and for the same aggregate principal amount, will be registered in the name of the designated transferee or transferees by the Security Registrar.

19.           No Service Charge.

No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to recover any tax or other governmental charge payable in connection therewith.

20.           Treatment as Owner.

Prior to due presentment of this Global Security for registration of transfer, the Issuer, the Subordinated Trustee and any agent of the Issuer or the Subordinated Trustee may treat the Person in whose name the Global Security is registered as the owner thereof for all purposes, whether or not such Global Security is overdue, and neither the Issuer, the Subordinated Trustee nor any such agent shall be affected by notice to the contrary.

21.           No Liability.

No personal liability whatsoever shall attach to, or is incurred by, any incorporator, stockholder, officer or director, past, present or future, of the Issuer or of any predecessor or successor corporations thereto, either directly or indirectly through the Issuer or any such predecessor or successor corporations, because of the incurring of the indebtedness authorized under the Subordinated Indenture, the Second Supplemental Indenture or the Capital Securities or under or by reason of any of the obligations, covenants or agreements contained in the Subordinated Indenture or the Second Supplemental Indenture or in any of the Capital Securities of any series, as the case may be, or to be implied herefrom or therefrom; and that all such personal liability is hereby expressly released and waived as a condition of, and as part of the consideration for, the execution of the Subordinated Indenture, the Second Supplemental Indenture and the issuance of the Capital Securities of each series.

22.           Governing Law.

THE SUBORDINATED INDENTURE, SUPPLEMENTAL INDENTURE AND THIS GLOBAL SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT FOR THE SUBORDINATION PROVISIONS CONTAINED HEREIN, IN THE SUBORDINATED INDENTURE AND IN THE SECOND SUPPLEMENTAL INDENTURE, WHICH SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF ENGLAND AND WALES.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Global Security, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	–	as tenants in common

TEN ENT	–	as tenants by the entireties (Cust)

JT TEN	–	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT	–	Uniform Gifts to Minors Act

Additional abbreviations may also be used though not in the above list.

FORM OF ASSIGNMENT

For value received ________________ hereby sell(s), assign(s) and transfer(s) unto ________________ [also insert social security or other identifying number of assignee] the within security, and hereby irrevocably constitutes and appoints ____________________ as attorney to transfer the said security on the books of the Issuer, with full power of substitution in the premises.

Dated:

Signature(s)

Signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

SCHEDULE OF EXCHANGES OR CONVERSIONS OF CAPITAL SECURITIES(2)

The following exchanges or repurchases of a part of this Global Security have been made:

Date of Exchange	Principal Amount of this Global Security Following Such Decrease (or Increase)	Authorized Signatory of Custodian	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security

(2)   This schedule should be included only if the Security is a Global Security.